Exhibit 3.6

STATE OF DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

of

AQUILEX ACQUISITION CORP.

That the board of directors of Acquilex Acquisition Corp. adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing the solicitation of consent of the proposed amendment from the sole stockholder. The resolution setting forth proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of the corporation is Acquilex Corp.

That thereafter, pursuant to the resolution of its board of directors, the sole stockholder approved the adoption of the amendment by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of State of Delaware,

AQUILEX ACQUISITION CORP.

/s/ L.W. Varner, Jr.
Name:	L.W. Varner, Jr.
Title:	President